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                                                                   EX-99.b.1.(a)

                             UBS RELATIONSHIP FUNDS

              CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

      I, David M. Goldenberg, Vice President and Assistant Secretary of UBS Relationship Funds ("Trust"), hereby certify that the Board of Trustees ("Board") of the Trust duly adopted the following resolutions by unanimous written consent dated April 25, 2002 and that by adopting such resolutions amended the By-Laws of the Trust dated August 22, 1994 in accordance with
Article VII, Section 7.1 of the By-Laws:

      "WHEREAS,         the Board has previously acted to authorize the holding
                        of a Special Meeting of Shareholders (the "Special
                        Meeting") of the series of the Trust (the "Funds"), to be held on June 5, 2002; and

      WHEREAS, in conjunction with holding the Special Meeting, management of the Trust has recommended amending the By-laws of the Trust, dated August 22, 1994, as amended from time to time (the "By-laws"), so as to permit the shareholders of the Trust to submit executed proxies for the Special Meeting via electronic and other means; and

      WHEREAS, management of the Trust has indicated that the expansion of the permissible means for executing and submitting proxies by shareholders is in the best interest of the Trust, the Funds and their shareholders, as it will result in a more efficient and timely tabulation of the shareholders' votes on the matters presented at the Special Meeting;

      NOW, THEREFORE, BE IT

      RESOLVED,         that Section 1.3 of the By-laws, which presently
                        provides:

                           Section 1.3 PROXIES; VOTING. Holders may vote either in person or by duly executed proxy and each Holder shall be entitled to a vote proportionate to its Units in the Trust, all as provided in Section 9.4 of the Declaration. No proxy shall be valid after eleven
                           (11) months from the date of its execution, unless a longer period is expressly stated in such proxy,

                        be amended to state:

                           Section 1.3 PROXIES; VOTING. Every Holder entitled to vote for Trustees or on any other matter that may properly come before the meeting shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by the Holder and filed with the secretary of

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                           the Trust; PROVIDED, that an alternative to the
                           execution of a written proxy may be permitted as described in the next paragraph of this Section 1.3, and as further provided in Section 9.4 of the Declaration. A proxy shall be deemed executed if the Holder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the Holder or the Holder's attorney-in-fact. An attorney-in-fact relationship between the Holder and the Holder's attorney-in-fact may be created by any electronic, telegraphic, telephonic, computerized, telecommunications or other reasonable alternative means. A valid proxy that does not state that it is irrevocable shall continue in full force and effect unless revoked by the Holder executing it, or using one of the permitted alternatives to execution, described in the next paragraph, by a written notice delivered to the secretary of the Trust prior to the exercise of the proxy or by the Holder's attendance and vote in person at the meeting; PROVIDED, HOWEVER, that no proxy shall be valid after the expiration of eleven (11) months from the date of the execution of the proxy unless otherwise expressly provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of the General Corporation Law of the State of Delaware.

                           With respect to any Holders' meeting, the Board, or, in case the Board does not act, the president, any vice president or the secretary, may permit proxies by any electronic, telephonic, computerized, telecommunications or other reasonable alternative to the execution of a written instrument authorizing the holder of the proxy to act. A proxy with respect to Units held in the name of two or more persons shall be valid if executed, or a permitted alternative to execution is used, by any one of them unless, at or prior to the exercise of the proxy, the secretary of the Trust receives a specific written notice to the contrary from any one of them; and

      FURTHER
      RESOLVED,         that the appropriate officers of the Trust, with the
                        advice of Trust counsel, be, and each of them hereby is, authorized and directed to take any and all actions that the officer, in the officer's sole discretion, deems necessary and appropriate to carry out the intent and accomplish the purposes of the foregoing resolutions, the necessity or appropriateness thereof being conclusively proven by the actions taken by such officer or officers, to effectuate the foregoing resolutions and to carry out the purposes thereof; and

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      FURTHER
      RESOLVED,         that the appropriate officers of the Trust, be, and
                        each of them hereby is, authorized and directed to revise the Trust's proxy statement on Schedule 14A under the Securities Exchange Act of 1934, as amended, as appropriate to reflect the aforementioned amendment; and

      FURTHER
      RESOLVED,         that this consent may be executed in one or more
                        counterparts, each of which shall be deemed an original, and when taken together shall constitute one and the same instrument; and

      FURTHER
      RESOLVED,         that this consent shall be filed with the minutes of
                        the Trust."



Dated:  July 1, 2002                 By: /s/ David M. Goldenberg
                                         -----------------------
                                         David M. Goldenberg
                                         Vice President and Assistant Secretary
                                         UBS Relationship Funds

New York, New York (ss)

Subscribed and sworn to before me this 1st day of July, 2002.


/s/ Evelyn DeSimone
-------------------
Notary Public